UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2015

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to a Resignation and Appointment Agreement dated as of January 30, 2015 (the “Resignation and Appointment Agreement”) relating to the Credit Agreement dated as of December 21, 2012, as amended (the “Credit Agreement”), by and among Ixia (the “Company”), as borrower, certain of the Company’s subsidiaries, as guarantors (the “Guarantors”), Bank of America, N.A. (“Bank of America”), as administrative agent, swingline lender, and letter of credit issuer, and the other lenders party thereto (collectively, the “Lenders”), (i) Bank of America resigned as the administrative agent, letter of credit issuer, and swingline lender under the Credit Agreement, (ii) Silicon Valley Bank was appointed to succeed Bank of America as administrative agent, letter of credit issuer, and swingline lender under the Credit Agreement, and (iii) Bank of America and U.S. Bank National Association terminated their respective lending commitments under the Credit Agreement. As a result of such terminations, the total maximum amount of the credit facility that may be provided to the Company under the Credit Agreement (the “Credit Facility”) was reduced from $150,000,000 to $72,500,000.

Following the appointment of Silicon Valley Bank as the new administrative agent, letter of credit issuer, and swingline lender under the Credit Agreement, Silicon Valley Bank, as the administrative agent, the Company, and Deutsche Bank Trust Company Americas (“Deutsche Bank”) entered into a Termination of Commitment Agreement dated as of January 30, 2015 (the “Termination of Commitment Agreement”) pursuant to which Deutsche Bank terminated its lending commitment under the Credit Agreement. As a result of such termination, the total maximum amount of the Credit Facility was reduced from $72,500,000 to $67,500,000.

Subsequent to the effectiveness of the Termination of Commitment Agreement, the Company, the Guarantors, Silicon Valley Bank, as administrative agent, and the Lenders party thereto entered into a Ninth Amendment to Credit Agreement dated as of January 30, 2015 (the “Ninth Amendment”). The Ninth Amendment provides, among other terms, for the maturity date of the Credit Facility to be extended from January 31, 2015 to March 2, 2015. All further references to the “Credit Agreement” in this Item 1.01 shall be deemed to refer to the Credit Agreement as amended by the Ninth Amendment. The Ninth Amendment also specifically provides that the amendments set forth therein shall not be construed as a waiver of the Company’s defaults under the Credit Agreement or as a waiver of, or limitation on, the administrative agent’s or the Lenders’ rights and remedies under the Credit Agreement or any related loan documents, whether arising as a consequence of the Company’s existing defaults under the Credit Agreement or otherwise.

As reported by the Company in certain of its prior filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 7, 2014, the Company is currently in default under the Credit Agreement. As a result, the Company is blocked from borrowing and obtaining letters of credit under the Credit Facility. The administrative agent also has the right (with the consent of a majority of the Lenders based on total credit exposure) or obligation (at the request of such a majority of the Lenders) to terminate the Credit Agreement and to exercise all other available remedies. The Company does not have a contractual right to cure its defaults under the Credit Agreement, and such defaults may be waived only with the consent of a majority of the Lenders based on total credit exposure.

No amounts are outstanding under the Credit Agreement as of the date of the filing of this Current Report on Form 8-K (this “Form 8-K”) with the SEC.

As of the date of the filing of this Form 8-K with the SEC, the Company is actively evaluating potential alternative sources of future financing for the Company. There can be no assurance, however, that the Company will be able to obtain such financing (whether by means of a new credit facility, an amendment and restatement of the current Credit Facility, or otherwise) on terms acceptable to the Company or at all.

The descriptions of the Resignation and Appointment Agreement, the Termination of Commitment Agreement, and the Ninth Amendment as set forth in this Item 1.01 are qualified in their entirety by reference to the copies thereof filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are filed as a part of this Form 8-K:

Exhibit No.	Description

10.1	Resignation and Appointment Agreement dated as of January 30, 2015, by and among the Company, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL, LLC, and VeriWave, Inc., as the Guarantors, Bank of America, as Administrative Agent and Lender, and the Other Lenders Party Thereto

10.2	Termination of Commitment Agreement dated as of January 30, 2015, by and among Silicon Valley Bank, as Administrative Agent, the Company, and Deutsche Bank Trust Company Americas

10.3	Ninth Amendment to Credit Agreement dated as of January 30, 2015, by and among the Company, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL, LLC, and VeriWave, Inc., as the Guarantors, Silicon Valley Bank, as Administrative Agent and Lender, and the Other Lenders Party Thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: February 2, 2015	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer